Exhibit 10.1

Execution Version

AMENDMENT NO. 6 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 6 TO CREDIT AGREEMENT (this “Amendment”), dated as of June 3, 2020, is made between Varex Imaging Corporation (the “Borrower”), certain of the Borrower’s subsidiaries listed on the signature pages hereof under the heading “GUARANTORS” (each a “Guarantor”, and, collectively, the “Guarantors”), the Lenders listed on the signature pages hereof under the heading “LENDERS”, and Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a Credit Agreement, dated as of May 1, 2017 (as amended, modified and supplemented prior to the date hereof, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend certain provisions of the Credit Agreement; and

WHEREAS, the Lenders party hereto are willing to do so on the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto hereby agree as follows:

SECTION 1          Definitions; Interpretation.

(a)           Terms Defined in Credit Agreement. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

(b)           Interpretation. The rules of interpretation set forth in Section 1.2 of the Credit Agreement shall be applicable to this Amendment and are incorporated herein.

SECTION 2         Amendments to the Credit Agreement. Effective as of the Sixth Amendment Effective Date (as defined below), the Credit Agreement is amended as follows:

(a)           Each of the following definitions set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any disposition of Equity Interests) by the Borrower or any Subsidiary thereof (or the granting of any option or other right to do any of the foregoing), including any sale, transfer, license, lease or other disposition of any Property in connection with any division of a Person into other Persons. The term “Asset Disposition” shall not include (a) the sale of inventory in the ordinary course of business, (b) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (c) the disposition of any Hedge Agreement or Permitted Convertible Bond Hedging Transaction, (d) disposition of Investments in cash and Cash Equivalents, (e) the transfer by the Borrower or any Subsidiary Guarantor of its assets to the Borrower or any Subsidiary Guarantor, (f) the transfer by any Non-Guarantor Subsidiary of its assets to the Borrower or any Subsidiary Guarantor (provided that in connection with any new transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer) and (g) the transfer by any Non-Guarantor Subsidiary of its assets to any other Non-Guarantor Subsidiary.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period:

(i) income and franchise taxes,

(ii) Consolidated Interest Expense,

(iii) (x) amortization, (y) depreciation (including, without limitation, accelerated depreciation due to impairment of fixed assets) and (z) other non-cash charges, including non-cash restructuring charges (including, without limitation, impairment of intangibles and inventory write-downs) (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future),

(iv) non-cash stock-based compensation expenses,

(v) non-cash severance expenses relating to any restructuring of assets acquired in connection with the PerkinElmer Acquisition at locations in Santa Clara, California, Salt Lake City, Utah and the United Kingdom until paid,

(vi) cash expenses related to (1) net rent and retention in connection with the closure of digital detector manufacturing operations in Santa Clara, California and (2) legal and professional fees related to compliance with the Sarbanes-Oxley Act of 2002, as amended, and patent litigation (provided that the aggregate amount of all such amounts added back pursuant to this clause (b)(vi) shall not exceed $6,000,000),

(vii) with respect to any Permitted Acquisition or Convertible Bond Indebtedness, reasonable out of pocket costs, fees, charges or expenses incurred by the Borrower or any of its Subsidiaries prior to the closing date, or within 90 days thereafter, of the applicable Permitted Acquisition or issuance or incurrence of the Convertible Bond Indebtedness and one-time restructuring charges with respect to such Permitted Acquisition (provided that the aggregate amount of all costs, fees, charges and expenses added back pursuant to this clause (b)(vii) shall not exceed 10% of Consolidated EBITDA for such period),

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(viii) unrealized net losses in the fair market value of any arrangements under Hedge Agreements and Permitted Convertible Bond Hedging Transactions,

(ix) any extraordinary, unusual, and non-recurring non-cash losses (excluding restructuring charges recorded in clause (v) above and disregarding for this purpose FASB ASU 2015-1) (provided that the aggregate amount of all losses added back pursuant to this clause (b)(ix) shall not exceed $7,500,000 for such period), and

(x) cash severance and retention expenses incurred prior to December 31, 2020 relating to the closure of manufacturing operations in Santa Clara, California (provided that the aggregate amount of all such amounts added back pursuant to this clause (x) shall not exceed $3,000,000 per fiscal quarter and $8,000,000 in the aggregate), less (c) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period: (i) interest income, (ii) non-cash gains or non-cash items increasing Consolidated Net Income, (iii) unrealized net gains in the fair market value of any arrangements under Hedge Agreements and Permitted Convertible Bond Hedging Transactions and (iv) any extraordinary gains.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, without duplication, the ratio of (a) Consolidated EBITDA, less Maintenance Capital Expenditures, less federal, state, local and foreign income taxes paid in cash, less Restricted Payments (other than (i) the dividend paid to Varian Medical on or about January 25, 2017 from the proceeds of loans under the Existing Credit Agreement and (ii) Restricted Payments in respect of Convertible Bond Indebtedness and Permitted Convertible Bond Hedging Transactions), each for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) Consolidated Fixed Charges for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Fixed Charges” means, for any period, the sum of the following determined on a Consolidated basis for such period, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Interest Expense and, (b) (x) for any period ending before or on January 2, 2021, $0 and, (y) for any period ending after January 2, 2021, the “specified percentage” set forth below for the applicable period of the scheduled and paid principal payments with respect to Consolidated Total Indebtedness.

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Applicable Period	Specified Percentage
For the fiscal quarter ended April 3, 2021	25%
For the fiscal quarter ended July 3, 2021	50%
For the fiscal quarter ended October 2, 2021	75%
For the fiscal quarter ended January 1, 2022 and thereafter	100%

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Total Indebtedness on such date minus (ii) the sum of (A) the portion of Consolidated Total Indebtedness that is unsecured, (B) the portion of Consolidated Total Indebtedness that is Subordinated Indebtedness and (C) the lesser of (x) $50,000,000 and (y) the Excess Liquidity on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Total Indebtedness on such date minus (ii) the lesser of (x) $50,000,000 and (y) the Excess Liquidity on such date, to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing; provided, however, Convertible Bond Indebtedness shall not be deemed to constitute Equity Interests.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement; provided that, except with respect to the definitions of “Indebtedness” and “Consolidated Interest Expense” herein, any Permitted Bond Hedge Transactions, Permitted Capped Call Transactions or Permitted Warrant Transactions shall not constitute Hedge Agreements.

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(b)           The following new definitions are added to Section 1.1 of the Credit Agreement in alphabetical order:

“Convertible Bond Indebtedness” means all Indebtedness arising under unsecured notes or bonds issued by the Borrower having a feature that entitles the holders thereof to convert or exchange all or a portion of such Indebtedness into common stock of the Borrower and/or cash (in an amount determined by reference to the market price of such common stock).

“Excess Liquidity” means, as of any date of determination, the greater of (i) (x) the sum of the Unrestricted cash and Unrestricted Cash Equivalents of the Credit Parties minus (y) $25,000,000 and (ii) $0.

“Maintenance Capital Expenditures” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis, for any period, all Capital Expenditures, net of any insurance proceeds or warranty payments, incurred with respect to restoration, repair or replacement of any fixed or capital asset.

“Net Incremental Equivalent Debt Proceeds” means, (i) the gross cash proceeds received by the Borrower or any of its Subsidiaries from the issuance or incurrence of any Incremental Equivalent Debt minus (ii) the sum, without duplication, of (x) all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith or, with respect only to Incremental Equivalent Debt in the form of Convertible Bond Indebtedness, any related Permitted Convertible Bond Hedging Transactions plus (y) only with respect to Incremental Equivalent Debt in the form of Convertible Bond Indebtedness, payments in respect of any Convertible Bond Indebtedness and Permitted Convertible Bond Hedging Transactions at the time of issuance or incurrence of such Convertible Bond Indebtedness or entry into such Permitted Convertible Bond Hedging Transaction.

“Permitted Bond Hedge Transaction” means any call option (or substantively equivalent derivative transaction) relating to the Borrower’s common stock purchased by the Borrower in connection with the issuance of any Convertible Bond Indebtedness with a strike or exercise price (howsoever defined) initially equal to the conversion price (howsoever defined) of the related Convertible Bond Indebtedness (subject to rounding); provided, that, the purchase price for such Permitted Bond Hedge Transaction, less the net cash proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net cash proceeds received by the Borrower from the issuance of such Convertible Bond Indebtedness in connection with such Permitted Bond Hedge Transaction.

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“Permitted Capped Call Transaction” means any call option (or substantively equivalent derivative transaction) relating to Borrower’s common stock purchased by Borrower in connection with the issuance of any Convertible Bond Indebtedness with a strike or exercise price (howsoever defined) initially equal to the conversion price (howsoever defined) of the related Convertible Bond Indebtedness (subject to rounding) and a limit on the amount deliverable and/or payable to Borrower upon exercise thereof based on a cap or upper limit price (howsoever defined); provided, that, the purchase price for such Permitted Capped Call Transaction does not exceed the net cash proceeds received by the Borrower from the issuance of such Convertible Bond Indebtedness in connection with such Permitted Capped Call Transaction.

“Permitted Convertible Bond Hedging Transaction” means, with respect to any issuance or incurrence by the Borrower of Convertible Bond Indebtedness, either (i) a Permitted Bond Hedge Transaction and a related Permitted Warrant Transaction or (ii) a Permitted Capped Call Transaction; provided that, in either case, such Permitted Convertible Bond Hedging Transaction may consist of two or more transactions with different counterparties that otherwise are, in form and substance, similar in all material respects.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock sold by the Borrower substantially contemporaneously with any purchase by the Borrower of a related Permitted Bond Hedge Transaction, with a strike price higher than the strike price of the Permitted Bond Hedge Transaction.

“Sixth Amendment Effective Date” means June 3, 2020.

“Unrestricted” means, when referring to cash or Cash Equivalents, that the foregoing: (a) do not appear (or would be required to appear) as “restricted” on the consolidated balance sheet of the Borrower (unless such appearance is related to the Liens granted to secure the obligations due under this Agreement or Liens permitted under clauses (c) or (j) of Section 9.2), (b) are not subject to, and are not on deposit in a deposit account or securities account that is subject to, any Lien held by, and, with respect to deposit accounts only, under the control (as defined in the UCC) of, any Person (other than the Administrative Agent for the ratable benefit of the Secured Parties, pursuant to the Loan Documents) that secures Indebtedness (other than Liens permitted under clauses (c) or (j) of Section 9.2), and (c) are not subject to any restriction on the use of such cash or Cash Equivalents to pay Indebtedness.

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(c)           Section 4.4(b) of the Credit Agreement is hereby amended by amending and restating clause (iii) in its entirety to read as follows:

(iii)          Reinvestment Option. With respect to any Net Cash Proceeds realized or received with respect to any Asset Disposition, any Insurance and Condemnation Event or any Extraordinary Receipt by the Borrower or any Subsidiary thereof (in each case, to the extent not excluded pursuant to Section 4.4(b)(ii)), at the option of the Borrower, the Borrower or such Subsidiary, as applicable, may (A) retain and use any such Net Cash Proceeds from the sale of the Borrower’s Equity Interests for any corporate purpose and (B) otherwise reinvest all or any portion of such Net Cash Proceeds in assets used or useful for the business of the Borrower and its Subsidiaries within twelve (12) months following receipt of such Net Cash Proceeds; provided that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied within three (3) Business Days after the Borrower or such Subsidiary, as applicable, reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Term Loans as set forth in this Section 4.4(b); provided, further that any Net Cash Proceeds relating to Collateral shall be reinvested in assets constituting Collateral. Pending the final application of any such Net Cash Proceeds, the Borrower or such Subsidiary, as applicable, may invest an amount equal to such Net Cash Proceeds in any manner that is not prohibited by this Agreement; provided, further that no more than twenty-five percent (25%) of the Net Cash Proceeds received with respect to any Extraordinary Receipt arising from the sale of the Borrower’s Equity Interests shall be permitted to be retained, used or reinvested pursuant to this Section 4.4(b)(iii).

(d)           Section 5.15 of the Credit Agreement is hereby amended by amending and restating the first proviso in clause (a) thereof in its entirety to read as follows:

provided that (1) the total aggregate principal amount for all such Incremental Loan Commitments shall not (as of any date of issuance or incurrence thereof) exceed $100,000,000, (2) the total aggregate amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $10,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (1), and (3) any increase, extension or renewal of the Credit Facility shall be subject to flood insurance due diligence and flood insurance compliance reasonably satisfactory to the Administrative Agent. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Administrative Agent. The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Loan Commitment (any such Person, an “Incremental Lender”). Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment. Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that:

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(e)           Section 9.1 of the Credit Agreement is hereby amended by:

(i)           amending and restating clause (b) in its entirety to read as follows:

(b)          Indebtedness owing under (i) Permitted Convertible Bond Hedging Transactions, (ii) Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes and (iii) Secured Cash Management Agreements;

(ii)          amending and restating clause (k) in its entirety to read as follows:

(k)          unsecured Indebtedness or Subordinated Indebtedness of the Borrower or any Subsidiary thereof (other than Convertible Bond Indebtedness) not otherwise permitted pursuant to this Section in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(iii)         amending and restating clause (m) in its entirety to read as follows:

(m)         Indebtedness of the Borrower in respect of one or more series of senior unsecured notes (including any Convertible Bond Indebtedness), senior secured first lien or junior lien notes or subordinated notes that may be secured by the Collateral on a junior or, solely in the case of senior secured first lien notes, pari passu basis with the Secured Obligations pursuant to an indenture or a note purchase agreement or otherwise (any such Indebtedness, “Incremental Equivalent Debt”); provided that:

(i)           with respect to all Incremental Equivalent Debt:

(A)          the total aggregate principal amount for all such Incremental Equivalent Debt issued or incurred pursuant to this Section 9.1(m) shall not (as of any date of issuance or incurrence thereof) exceed $300,000,000 in the aggregate;

(B)          if such Incremental Equivalent Debt is unsecured:

(x)          the Borrower shall make principal prepayments of the Term Loans in an amount equal to the lesser of (I) $50,000,000 and (II) the amount of Net Incremental Equivalent Debt Proceeds received in connection with any issuance or incurrence of such Incremental Equivalent Debt using the Net Incremental Equivalent Debt Proceeds from such issuance or incurrence on any date of receipt of such Net Incremental Equivalent Debt Proceeds; provided further that in no event shall the Borrower be required to make principal prepayments of the Term Loans in excess of $50,000,000 in the aggregate pursuant to this subsection (i)(B)(x);

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(y)         the Borrower shall make principal prepayments of the Revolving Credit Loans in an amount equal to the lesser of (I) $25,000,000 and (II) the amount of Net Incremental Equivalent Debt Proceeds, if applicable, remaining after making the principal prepayments of the Term Loans pursuant to subsection (i)(B)(x) above received in connection with any issuance or incurrence of such Incremental Equivalent Debt using the Net Incremental Equivalent Debt Proceeds from such issuance or incurrence on any date of receipt of such Net Incremental Equivalent Debt Proceeds; provided further that in no event shall the Borrower be required to make principal prepayments of the Revolving Credit Loans in excess of $25,000,000 in the aggregate pursuant to this subsection (i)(B)(y);

(z)          on each date of the issuance or incurrence of such Incremental Equivalent Debt, the Borrower shall deliver a notice pursuant to Section 2.5(a) of this Agreement permanently reducing the aggregate Revolving Credit Commitments by an amount equal to the lesser of (I) $25,000,000 and (II) the Net Incremental Equivalent Debt Proceeds, if applicable, remaining after making the principal prepayments of the Term Loans pursuant to subsection (i)(B)(x) above (which reduction shall be effective within one (1) Business Day of the date of receipt thereof by the Administrative Agent notwithstanding the first sentence of Section 2.5(a)); provided further that in no event shall the Borrower be required to permanently reduce the aggregate Revolving Credit Commitments by an amount in excess of $25,000,000 pursuant to this subsection (i)(B)(z);

(C)          if such Incremental Equivalent Debt is secured, the Borrower shall make principal prepayments of the Revolving Credit Loans in an amount equal to (x) the least of (I) $75,000,000, (II) the aggregate principal amount of Revolving Credit Loans outstanding at the time of issuance or incurrence of such Incremental Equivalent Debt and (III) the amount of Net Incremental Equivalent Debt Proceeds received in connection with such issuance or incurrence, minus (y) the aggregate principal prepayments of the Term Loans and the Revolving Credit Loans (and the corresponding permanent reductions of the Revolving Credit Commitments) made pursuant to Section 9.1(m)(i)(B) and this Section 9.1(m)(i)(C) prior to the date of such issuance or incurrence, using the Net Incremental Equivalent Debt Proceeds from such issuance or incurrence on any date of receipt of such Net Incremental Equivalent Debt Proceeds; provided further that in no event shall the Borrower be required to make principal prepayments of the Revolving Credit Loans in excess of $75,000,000 in the aggregate pursuant to this subsection (i)(C);

(D)          no Default or Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence or issuance of such Incremental Equivalent Debt; and

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(E)       such Incremental Equivalent Debt shall not benefit from recourse to any borrower, guarantor or other obligor other than the Credit Parties;

(ii)        with respect to all Incremental Equivalent Debt other than in the form of Convertible Bond Indebtedness:

(A)       if such Incremental Equivalent Debt is secured on a pari passu basis with the Secured Obligations, the maturity date applicable to such Incremental Equivalent Debt shall be on or after the Term Loan Maturity Date and the weighted average life to maturity of such Incremental Equivalent Debt shall be no shorter than the weighted average life to maturity of the Term Loan Facility;

(B)       if such Incremental Equivalent Debt is secured by a second lien (or other junior basis) or is unsecured, such Incremental Equivalent Debt shall satisfy the Permitted Junior Debt Conditions; provided that the provisions of this subsection (B) shall not apply to the Specified Incremental Equivalent Debt;

(C)       if such Incremental Equivalent Debt is secured, the holders of such Indebtedness (or their representative) shall be party to a Customary Intercreditor Agreement with the Administrative Agent and such Incremental Equivalent Debt shall not be secured by any assets other than Collateral;

(D)       the Administrative Agent and the Lenders shall have received from the Borrower an Officer’s Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower is in compliance with the financial covenants set forth in Section 9.15, in each case based on the financial statements most recently delivered pursuant to Section 8.1(a) or 8.1(b), as applicable, both before and after giving effect (on a Pro Forma Basis) to such Incremental Equivalent Debt (with such Incremental Equivalent Debt being deemed to be fully drawn); and

(E)       except as set forth in subsections (i) and (ii)(A) through (D) of this Section 9.1(m), the terms (excluding pricing, fees, original issue discount, rate floors and premiums) of such Incremental Equivalent Debt are no more restrictive in any material respect to the Borrower and its Subsidiaries than the terms set forth in this Agreement;

(iii)       with respect only to Incremental Equivalent Debt in the form of Convertible Bond Indebtedness: (A) such Convertible Bond Indebtedness shall be incurred on or prior to the ninetieth (90th) day following the Sixth Amendment Effective Date; and (B) such Convertible Bond Indebtedness shall not mature, and no scheduled principal payments, scheduled prepayments, scheduled repurchases, scheduled redemptions or scheduled sinking fund or like scheduled principal payments of any Convertible Bond Indebtedness shall be required at any time on or prior to the date that is one (1) year after the Term Loan Maturity Date; and

(f)                Section 9.2 of the Credit Agreement is hereby amended by amending and restating clause (r) in its entirety to read as follows:

(r)       Liens incurred to secure Indebtedness permitted under Section 9.1(m) in an aggregate principal amount not to exceed $100,000,000;

(g)               Section 9.3 of the Credit Agreement is hereby amended by amending and restating clause (e) in its entirety to read as follows:

(e)      Hedge Agreements and Permitted Convertible Bond Hedging Transactions, in each case permitted pursuant to Section 9.1(b);

(h)               Section 9.5 of the Credit Agreement is hereby amended by amending and restating clause (k) in its entirety to read as follows:

(k)     Asset Dispositions in connection with accounts receivable financing transactions; provided that (i) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition, (ii) the consideration received shall be in cash, (iii) the purchaser of such accounts receivable is not an Affiliate of any Credit Party and (iv) the aggregate purchase price of accounts receivable sold in reliance on this clause (k) shall not exceed $12,500,000 in any fiscal quarter.

(i)                 Section 9.6 of the Credit Agreement is hereby amended by:

(i)               amending and restating the first paragraph to read in its entirety as follows:

SECTION 9.6                    Restricted Payments. (A) Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Equity Interests of the Borrower or any Subsidiary thereof, or make any distribution of cash, property or assets in respect of Equity Interests of the Borrower or any Subsidiary thereof to the holders of shares of any such Equity Interests or (B) pay any amount in cash to the holders of Convertible Bond Indebtedness in excess of the original principal amount thereof and interest thereon (including any additional interest in accordance with the terms of any such Convertible Bond Indebtedness), unless and to the extent that a corresponding amount is received in cash substantially contemporaneously from the other parties to the Permitted Bond Hedge Transaction or Permitted Capped Call Transaction relating to such Convertible Bond Indebtedness (all of the foregoing, the “Restricted Payments”), provided that:

(ii)              amending and restating clause (a) thereof to read in its entirety as follows:

(a) if at any time the Consolidated Total Leverage Ratio of the Borrower is below 3.00 to 1.00 based on the financial statements most recently delivered pursuant to Section 8.1(a) or 8.1(b), the Borrower may make any Restricted Payments so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Administrative Agent shall have received satisfactory written evidence that the Borrower would be in compliance with the financial covenants set forth in Section 9.15 on a Pro Forma Basis after giving effect thereto;

(iii)             (I) deleting the text “and” at the end of clause (d) thereof, (II) replacing the text “.” with the text “; and” in clause (e) and (III) adding the following new clauses (f), (g) (h), and (i) immediately after clause (e) thereof:

(f)       the Borrower may make payment of premium to a counterparty thereunder due in connection with entering into any Permitted Bond Hedge Transaction or Permitted Capped Call Transaction and in connection with the issuance of Convertible Bond Indebtedness permitted under Section 9.1(m);

(g)      the Borrower may make any payment in connection with any Permitted Warrant Transaction by (i) delivery of shares of the Borrower’s common stock (together with cash in lieu of fractional shares) upon net share settlement thereof, (ii) set-off, netting and/or payment of an early termination payment or other payment thereunder, in each case, in the Borrower’s common stock and (iii) solely to the extent the Borrower does not have the option of satisfying such payment obligations through the delivery of shares of the Borrower’s common stock or is otherwise required to satisfy such payment obligations in cash, set-off, netting and/or payment of an early termination payment or other payment thereunder, in each case, in cash (it being understood and agreed that any payment made in cash in connection with Permitted Warrant Transactions by set-off, netting and/or payment of an early termination payment or similar payment thereunder, in each case, after using commercially reasonable efforts to satisfy such obligation (or the portion thereof remaining after giving effect to any netting or set-off against termination or similar payments under an applicable Permitted Bond Hedge Transaction) by delivery of shares of the Borrower’s common stock shall be deemed to be a payment obligation required to be satisfied in cash);

(h)      Borrower may acquire shares or other Equity Interests or cash or a combination thereof under the terms of any Permitted Bond Hedge Transaction or Permitted Capped Call Transaction; and

(i)       MeVis Medical Solutions AG may make dividend payments to its minority shareholders, in an amount not to exceed $700,000 in any fiscal year.

(j)                 Section 9.15(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)      Consolidated Total Leverage Ratio. As of the last day of any fiscal quarter of the Borrower, permit the Consolidated Total Leverage Ratio to be greater than the amount set forth below for such fiscal quarter:

Applicable Period	Maximum Consolidated Total Leverage Ratio
From the Closing Date through the fiscal quarter ended October 3, 2020	5.75 to 1.00
The fiscal quarter ended January 2, 2021	5.00 to 1.00
The fiscal quarter ended April 3, 2021	4.75 to 1.00
The fiscal quarter ended July 3, 2021 and thereafter	4.50 to 1.00

(k)               Section 9.15(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)      Consolidated Senior Secured Leverage Ratio. As of the last day of any fiscal quarter of the Borrower, permit the Consolidated Senior Secured Leverage Ratio to be greater than the amount set forth below for such fiscal quarter:

Applicable Period	Maximum Consolidated Senior Secured Leverage Ratio
From the Closing Date through the fiscal quarter ended October 3, 2020	4.50 to 1.00
The fiscal quarter ended January 2, 2021	3.25 to 1.00
The fiscal quarter ended April 3, 2021 and thereafter	3.00 to 1.00

(l)                Section 10.1 of the Credit Agreement is hereby amended by:

(i)               amending and restating clause (f) thereof in its entirety to read as follows:

(f)       Indebtedness Cross-Default. Any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding principal amount, or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding principal amount, or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (and, in each case, any applicable grace period having expired); provided, that this clause (f) shall not be applicable to any Convertible Bond Indebtedness, Permitted Bond Hedge Transaction or Permitted Capped Call Transaction.

(ii)               adding the following new clauses (m) and (n) immediately after clause (l) thereof:

(m)     Convertible Bond Indebtedness and Related Hedge Transactions. The Borrower shall (i) default in the payment of any Convertible Bond Indebtedness, Permitted Bond Hedge Transaction or Permitted Capped Call Transaction beyond the period of grace if any, provided in the instrument or agreement under which such Convertible Bond Indebtedness, Permitted Bond Hedge Transaction or Permitted Capped Call Transaction was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Convertible Bond Indebtedness, Permitted Bond Hedge Transaction or Permitted Capped Call Transaction contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Convertible Bond Indebtedness (or a trustee or agent on behalf of such holder or holders) or counterparty to such Permitted Bond Hedge Transaction or Permitted Capped Call Transaction to cause, with the giving of notice and/or lapse of time, if required, any such Convertible Bond Indebtedness, Permitted Bond Hedge Transaction or Permitted Capped Call Transaction to become due prior to its stated maturity (and, in each case, any applicable grace period having expired), except in all cases, in connection with any conversion of the Convertible Bond Indebtedness in accordance with its terms (other than the failure by the Borrower to settle a conversion required by such Convertible Bond Indebtedness).

(n)      Permitted Warrant Transaction. There occurs under any Permitted Warrant Transaction an Early Termination Date (as defined therein) or a similar date or event resulting from any event of default, termination event or a similar event thereunder as to which the Borrower is the defaulting party or the Affected Party (as defined therein).

(m)             The Exhibits attached to the Credit Agreement are hereby amended by replacing Exhibit F attached to the Credit Agreement with Exhibit F attached hereto.

SECTION 3             Conditions of Effectiveness. This Amendment shall become effective upon the satisfaction of each of the following conditions precedent (the “Sixth Amendment Effective Date”):

(a)               Executed Counterparts. The Borrower, the Guarantors, the Administrative Agent and the Required Lenders shall have indicated their consent to this Amendment by the execution and delivery of the signature pages hereto to the Administrative Agent.

(b)               Representations and Warranties. Both immediately before and after giving effect to this Amendment:

(i)                the representations and warranties contained in Section 4 hereof shall be true and correct; and

(ii)               no Default or Event of Default shall have occurred and be continuing.

(c)               Fees, Costs and Expenses. The Administrative Agent shall have received, on behalf of BofA Securities, Inc. and the Lenders party hereto, the fees set forth in the letter dated as of May 29, 2020 among the Borrower, the Administrative Agent and BofA Securities, Inc. and the Administrative Agent shall have received all reasonable and documented out-of-pocket expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel) that are due and payable in connection with this Amendment.

SECTION 4             Representations and Warranties. To induce the Administrative Agent and the Lenders to enter into this Amendment, each Credit Party hereby represents and warrants to the Administrative Agent and the Lenders that the following statements are true and correct:

(a)               Each Credit Party has the right, power and authority and has taken all necessary corporate and other action to authorize the execution and delivery of this Amendment and the performance of this Amendment and the Credit Agreement as amended hereby. This Amendment has been duly executed and delivered by the duly authorized officers of each Credit Party, and this Amendment and the Credit Agreement as amended hereby each constitutes the legal, valid and binding obligation of each Credit Party party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

(b)               The representations and warranties contained in the Loan Documents are true and correct in all material respects on and as of the date hereof, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty is true and correct in all respects (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty remains true and correct in all material respects as of such earlier date, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty is true and correct in all respects as of such earlier date).

(c)               The execution and delivery of this Amendment, and the performance of this Amendment and the Credit Agreement as amended hereby, by each Credit Party does not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to any Credit Party or any Subsidiary thereof, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party or any Subsidiary thereof, (iii) conflict with, result in a breach of or constitute a default under any Material Contract to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (v) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution and delivery of this Amendment, and the performance, validity or enforceability of this Amendment and the Credit Agreement as amended hereby.

(d)               No Default or Event of Default has occurred and is continuing.

SECTION 5      Acknowledgement, Agreement and Consent.

(a)               Each Credit Party confirms and agrees that, notwithstanding the effectiveness of this Amendment, the obligations of such Credit Party under the Loan Documents to which such Credit Party is a party shall not be impaired and the Loan Documents to which such Credit Party is a party is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.

(b)               Each Guarantor hereby acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to the Credit Agreement.

(c)                Each Guarantor hereby acknowledges and agrees that the Secured Obligations guaranteed under the Guaranty Agreement will include all Secured Obligations, as amended by this Amendment.

(d)               Each Credit Party hereby acknowledges and agrees that (i) to the extent any Loan Document purports to grant, assign or pledge to the Administrative Agent or any other Person a security interest or Lien on any Collateral as security for the Secured Obligations, such grant, assignment or pledge is hereby ratified and confirmed in all respects and (ii) the Secured Obligations secured under the Security Documents will include all Secured Obligations, as amended by this Amendment.

SECTION 6      Miscellaneous.

(a)               Credit Agreement Otherwise Not Affected, Etc. Except as expressly amended pursuant hereto, each Loan Document shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects. The Administrative Agent’s and the Lenders’ execution and delivery of, or acceptance of, this Amendment shall not be deemed to create a course of dealing or otherwise create any express or implied duty by any of them to provide any other or further amendments, consents or waivers in the future. Nothing contained herein shall be deemed a waiver or consent in respect of (or otherwise affect any Secured Party’s ability to enforce) any Default. On and after the Sixth Amendment Effective Date, each reference in any Loan Document to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(b)              No Reliance. Each Credit Party hereby acknowledges and confirms to each Secured Party that the Borrower is executing this Amendment on the basis of its own investigation and for its own reasons without reliance upon any agreement, representation, understanding or communication by or on behalf of any other Person.

(c)               Governing Law. This Amendment and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

(d)              Complete Agreement; Amendments. This Amendment, together with the other Loan Documents, contains the entire and exclusive agreement of the parties hereto and thereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior commitments, drafts, communications, discussions and understandings, oral or written, with respect thereto. This Amendment may not be modified, amended or otherwise altered except in accordance with the terms of Section 12.2 of the Credit Agreement.

(e)               Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(f)                Loan Documents. This Amendment shall constitute a Loan Document.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

THE BORROWER

VAREX IMAGING CORPORATION

By:	/s/ Matthew Lowell
Name:	Matthew Lowell
Title:	VP, Finance-Treasury & Business Development

THE GUARANTORS

VAREX IMAGING WEST HOLDINGS, INC.

By:	/s/ Matthew Lowell
Name:	Matthew Lowell
Title:	Treasurer

VAREX IMAGING WEST, LLC

By:	/s/ Matthew Lowell
Name:	Matthew Lowell
Title:	Treasurer

[Signature Page to Amendment No. 6]

THE ADMINISTRATIVE AGENT

BANK OF AMERICA, N.A.

By:	/s/ Kevin L. Ahart
Name:	Kevin L. Ahart
Title:	Vice President

[Signature Page to Amendment No. 6]

THE LENDERS

BANK OF AMERICA, N.A., as Swingline Lender, Issuing Lender and Lender

By:	/s/ Sebastian Lurie
Name:	Sebastian Lurie
Title:	SVP

DNB CAPITAL LLC, as Lender

By:	/s/ Samantha Stone
Name:	Samantha Stone
Title:	Vice President

By:	/s/ Mita Zalavadia
Name:	Mita Zalavadia
Title:	Assistant Vice President

DNB BANK ASA, NEW YORK BRANCH, as Issuing Lender

By:	/s/ Samantha Stone
Name:	Samantha Stone
Title:	Vice President

By:	/s/ Mita Zalavadia
Name:	Mita Zalavadia
Title:	Assistant Vice President

JPMORGAN CHASE BANK, N.A., as Issuing Lender and Lender

By:	/s/ Ling Li
Name:	Ling Li
Title:	Executive Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Lender and Lender

By:	/s/ Darin Mullis
Name:	Darin Mullis
Title:	Managing Director

[Signature Page to Amendment No. 6]

FIFTH THIRD BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Thomas Avery
Name:	Thomas Avery
Title:	Director

PNC Bank, N.A., as Lender

By:	/s/ Dawn Kandrat
Name:	Dawn Kandrat
Title:	Senior Vice President

CITIBANK, N.A., as Lender

By:	/s/ Michael S. Chen
Name:	Michael S. Chen
Title:	Director

ZIONS BANCORPORATION, N.A. dba ZIONS FIRST NATIONAL BANK as Lender

By:	/s/ Michael P. Olson
Name:	Michael P. Olson
Title:	Vice President

[Signature Page to Amendment No. 6]

EXHIBIT F

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

OFFICER’S COMPLIANCE CERTIFICATE

Financial Statement Date: [Fiscal Year-End][Fiscal Quarter-End] _______, 20_____

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of May 1, 2017 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”), by and among Varex Imaging Corporation, a Delaware corporation, as borrower, (the “Borrower”), the lenders from time to time party thereto and Bank of America, N.A., as administrative agent for the lenders (the “Administrative Agent”) (capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement)

The undersigned Responsible Officer of the Borrower hereby certifies as of the date hereof that he/she is the [chief financial officer] [treasurer] of the Borrower, and that, as such, he/she is authorized to execute and deliver this Officer’s Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.       The Borrower has delivered the year-end audited Consolidated and consolidating financial statements required by Section 8.1(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section all compiled by an independent certified public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent.

[Use following paragraph 1 for quarter-end financial statements]

1.       The Borrower has delivered the unaudited financial statements required by Section 8.1(b) of the Credit Agreement for the above quarter-end. Such financial statements present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated and consolidating basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.

2.       The undersigned has reviewed and is familiar with the terms of the Loan Documents and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

Exhibit F - 1

3.       A review of the activities of the Borrower during such period has been made under the supervision of the undersigned Responsible Officer with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default or Event of Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, during such period the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

4.       The [pro forma] financial covenant and capital expenditure analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Officer’s Compliance Certificate.

5.       [A report containing management’s discussion and analysis of the financial statements referred to in Section 1 above is attached as Schedule 2 hereto.]

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Compliance Certificate as of _________________, 20___.

VAREX IMAGING CORPORATION

By:
Name:
Title:

Exhibit F - 2

Schedule 1

To Officer’s Compliance Certificate

Calculations of Financial Covenant and Capital Expenditure Compliance

Fiscal quarter/Fiscal Year ended [______], 20[__]

I.	Section 9.14: Capital Expenditures[1]
A.	additions to property, plant and equipment and other capital expenditures that are set forth in a consolidated statement of cash flows of the Borrower and its Subsidiaries for the Fiscal Year set forth above prepared in accordance with GAAP	$
B.	additions to property, plant and equipment financed through Capital Lease Obligations during the Fiscal Year set forth above, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by the Borrower or its Subsidiaries	$
C.	Line I.A. plus Line I.B.	$
D.	Is Line I.C. greater than $30,000,000	Yes: Not in compliance No: In compliance
II.	Section 9.15(a): Consolidated Total Leverage Ratio
A.	the sum of all Indebtedness of the Borrower and its Subsidiaries outstanding as of the last day of the fiscal quarter set forth above, in the amount that is reflected on the balance sheet prepared at such date (other than Indebtedness relating to issued and undrawn letters of credit and bankers’ acceptances and Indebtedness described in clause (h) of the definition thereof) (“Consolidated Total Indebtedness”) minus the lesser of (x) $50,000,000 and (y) the Excess Liquidity on such date	$
B.	Consolidated EBITDA (determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP for the period of four (4) consecutive fiscal quarters ending with the fiscal quarter set forth above)
	(1) net income (or loss) of the Borrower and its Subsidiaries[2]	$

1 Calculated only at the end of each Fiscal Year for such Fiscal Year.

2 In calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes and (d) any gain or loss from Asset Dispositions during such period.

• To the extent deducted in determining Consolidated Net Income for such period.

Schedule 1 - 1

(2)	income and franchise taxes•	$
(3)	cash interest expense (including, without limitation, cash interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedge Agreements entered into for the purpose of hedging interest rates)•	$
(4)	amortization•	$
(5)	depreciation, including, without limitation, accelerated depreciation due to impairment of fixed assets•	$
(6)	other non-cash charges, including non-cash restructuring charges, including, without limitation, impairment of intangibles and inventory write-downs (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future)•	$
(7)	non-cash stock-based compensation•	$
(8)	non-cash severance expenses relating to any restructuring of assets acquired in connection with the PerkinElmer Acquisition at locations in Santa Clara, California, Salt Lake City, Utah and the United Kingdom until paid•	$

Schedule 1 - 2

(9)	cash expenses related to (1) net rent and retention in connection with the closure of digital detector manufacturing operations in Santa Clara, California and (2) legal and professional fees related to compliance with the Sarbanes-Oxley Act of 2002, as amended, and patent litigation•[3]	$
(10)	reasonable out of pocket costs, fees, charges or expenses incurred by the Borrower or any of its Subsidiaries prior to the closing date of any Permitted Acquisition, or within 90 days thereafter, of such Permitted Acquisition or issuance or incurrence of the Convertible Bond Indebtedness and one-time restructuring charges with respect to such Permitted Acquisition•[4]	$
(11)	unrealized net losses in the fair market value of any arrangements under Hedge Agreements and Permitted Convertible Bond Hedging Transactions•	$
(12)	any extraordinary, unusual, and non-recurring non-cash losses (excluding restructuring charges recorded in Line II.B.(8) above and disregarding FASB ASU 2015-1)•[5]	$
(13)	cash severance and retention expenses incurred prior to December 31, 2020 relating to the closure of manufacturing operations in Santa Clara, California[67]
(14)	Sum of Line II.B.(1) through Line II.B.(13)	$
(15)	interest income*	$
(16)	non-cash gains or non-cash items increasing Consolidated Net Income set forth in Line II.B.(1)*	$

3 The aggregate amount of all such amounts added back pursuant to this clause (9) shall not exceed $6,000,000 for any period of calculation.

4 The aggregate amount of all costs, fees, charges and expenses added back pursuant to this clause (6) shall not exceed 10% of Consolidated EBITDA for any period of calculation.

5 The aggregate amount of all losses added back pursuant to this clause (8) shall not exceed $7,500,000 for any period of calculation.

6 The aggregate amount of all such amounts added back pursuant to this clause (13) shall not exceed $3,000,000 per fiscal quarter and $8,000,000 in the aggregate.

7 Without duplication to clause (9)(i).

* To the extent included in determining Consolidated Net Income for such period.

Schedule 1 - 3

	(17) unrealized net gains in the fair market value of any arrangements under Hedge Agreements and Permitted Convertible Bond Hedging Transactions*	$
	(18) any extraordinary gains*	$
	(19) Sum of Line II.B.(15) through Line II.B.(18)	$
	(20) Line III.B.(14) minus Line II.B.(19)	$
C.	The ratio of Line II.A. to Line II.B.(20)	_____:_____
	Is Line II.C. greater than ______[8] to 1.00?	Yes: Not in compliance No: In compliance
III.	Section 9.15(b): Consolidated Senior Secured Leverage Ratio
A.	(1) Consolidated Total Indebtedness	$
	(2) Portion of Consolidated Total Indebtedness that is unsecured	$
	(3) Portion of Consolidated Total Indebtedness that is Subordinated Indebtedness	$
	(4) The lesser of (x) $50,000,000 and (y) the Excess Liquidity on such date	$
	(5) Line III.A(1) minus Line III.A.(2) minus Line III.A.(3) minus Line III.A.(4)	$
B.	Consolidated EBITDA (Line II.B.(20))	$
C.	The ratio of Line III.A.(5) to Line III.B.	_____:_____
	Is Line III.C. greater than ______[9] to 1.00?	Yes: Not in compliance No: In compliance
IV.	Section 9.15(c): Consolidated Fixed Charge Coverage Ratio
A.	Consolidated EBITDA (Line II.B.(20))	$
B.	Capital Expenditures net of any insurance proceeds or warranty payments, incurred with respect to restoration, repair or replacement of any fixed or capital asset (“Maintenance Capital Expenditures”) (for the period of four (4) consecutive fiscal quarters ending with the fiscal quarter set forth above)	$

8 Insert applicable maximum Consolidated Total Leverage Ratio for such period as required by Section 9.15(a).

9 Insert applicable maximum Consolidated Senior Secured Leverage Ratio for such period as required by Section 9.15(b).

Schedule 1 - 4

C.	federal, state, local and foreign income taxes paid in cash (for the period of four (4) consecutive fiscal quarters ending with the fiscal quarter set forth above)	$
D.	Restricted Payments (for the period of four (4) consecutive fiscal quarters ending with the fiscal quarter set forth above) (other than the dividend paid to Varian Medical on or about January 25, 2017 from the proceeds of loans under the Existing Credit Agreement)	$
E.	Line IV.A. minus Line IV.B minus Line IV.C. minus Line IV.D.	$
F.	Consolidated Fixed Charges (for the period of four (4) consecutive fiscal quarters ending with the fiscal quarter set forth above)
	(1) Consolidated Interest Expense (Line II.B.(3))	$
	(2) scheduled and paid principal payments with respect to Consolidated Total Indebtedness.[10]	$
	(3) Line IV.F.(1) plus Line IV.F.(2)	$
G.	The ratio of Line IV.E. to Line IV.F.(3)	_____:_____
	Is Line IV.G. less than 1.25 to 1.00?	Yes: Not in compliance No: In compliance

10 Insert $0 for any period ending before or on January 2, 2021, $0. For any period ending after January 2, 2021, insert the “specified percentage” set forth in the definition of “Consolidated Fixed Charges” of the scheduled and paid principal payments with respect to Consolidated Total Indebtedness.

Schedule 1 - 5